                                   ADVANCED MICRO DEVICES, INC.
               STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                    EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (in thousands, except ratio data)
Ratio  of earnings to fixed charges                                    Fiscal Years Ended
- -----------------------------------              -------------------------------------------------------------------
                                                 December 31,  December 30,  December 29,  December 27,  December 26,
                                                     1989          1990         1991           1992         1993
                                                 --------------------------------------------------------------------
Earnings:
  Income before taxes                               49,855       (53,552)      145,287       271,631      317,752
  Fixed charges per below                           28,242        29,282        34,859        31,848       17,871
    Less interest capitalized                       (3,097)      (11,876)       (4,299)       (6,026)      (7,084)
  Amortization of capitalized interest               1,460         1,697         2,420         2,953        3,758
                                                 --------------------------------------------------------------------
                                                    76,460       (34,449)      178,267       300,406      332,297
                                                 --------------------------------------------------------------------
Fixed charges:
  Interest expense per annual report                15,790         8,282        20,880        17,227        2,701
  Capitalized interest                               3,097        11,876         4,299         6,026        7,084
  Rent expense representative of interest            9,265         9,034         9,590         8,520        8,083
  Amortization of financing cost                        90            90            90            75            3
                                                 --------------------------------------------------------------------
                                                    28,242        29,282        34,859        31,848       17,871
                                                 --------------------------------------------------------------------
Ratio of earnings to fixed charges                    2.71          (a)           5.11          9.43        18.59


Ratio of earnings to combined fixed charges and
preferred stock dividends
- ------------------------------------------------

Earnings per above                                  76,460       (34,449)      178,267       300,406      332,297
                                                 --------------------------------------------------------------------
Fixed charges per above                             28,242        29,282        34,859        31,848       17,871
"Grossed-up" Preferred  stock dividends             11,250        10,350        10,350        11,500       14,375
                                                 --------------------------------------------------------------------
                                                    39,492        39,632        45,209        43,348       32,246
                                                 --------------------------------------------------------------------
Earnings to fixed charges and preferred
  stock dividend ratio                                1.94          (a)           3.94          6.93        10.30


(a) The amount of additional earnings required to cover fixed charges in the fiscal year ended December 30, 1990, was $63,731,000. The amount of additional earnings required to cover fixed charges and preferred stock dividends in the fiscal year ended December 30, 1990, was $74,081,000.

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